EXHIBIT 23.8

Consent to Serve as Director of Stuart S. Janney III

CONSENT OF STUART S. JANNEY III

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to the disclosures made regarding him in the registration statement on Form S-1 being filed by Pike Electric Corporation, a Delaware corporation, with the Securities and Exchange Commission (File No. 333-124117). The undersigned also hereby consents to act as a director of Pike Electric Corporation, effective immediately prior to, and contingent on the completion of, the offering.

/s/ Stuart S. Janney III
Stuart S. Janney III
Date: July 21, 2005